UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Republic First Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper Peter B. Bartholow Pamela D. Bundy Richard H. Sinkfield III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”).

On January 21, 2022, J. Abbott R. Cooper, Managing Member of Driver Management Company LLC, was quoted in the following article in the Philadelphia Business Journal:

Amid proxy battle, Republic First Bancorp postpones planned capital raise

Philadelphia Business Journal

By Jeff Blumenthal

January 21, 2022

Amid a proxy battle with an activist investor, Republic First Bancorp has indefinitely postponed a planned capital raise.

CEO Vernon W. Hill and Chief Financial Officer Frank Cavallaro made the announcement on Thursday’s fourth-quarter earnings call, where the $5.6 billion-asset bank said it increased net income for 2021 to $25.2 million, or 33 cents per share, from $5.1 million, or 7 cents per share, in the year prior. The bank earned $6.1 million in the fourth quarter, up from $4.1 million in the same period of 2020. It said the improvement in earnings was driven by revenue growth (up 26%) and cost control initiatives (up just 4%).

Cavallaro, who started the call by saying the bank would not be fielding questions about the proxy battle, said the planned fourth-quarter capital raise to support growth and expansion has been put on hold.

“As the quarter progressed, we made the decision that it would be in the best interest of not only the bank but our shareholders to do that raise at a time that would be most optable from a stock price perspective,” Cavallaro said. “So we'll continue to monitor market conditions and assess alternative strategies as we get into '22. But at this time, we are comfortable with our capital levels at the levels they're at today.”

When asked to frame the flexibility in timing of any capital raise, Hill said the bank will weigh growth rates, pricing and impact on book value.

“We have to balance all these things out,” Hill said. “I would say while we're growing at these rates, we have actually slowed our growth rate down. If you notice, our new store count is down in the last few years as we're slowing it down. It's being offset by the growth per store. But it's a balance of those things. We're just going to have to look at all the facts at the time to make a decision, and we'll keep everybody up to date.”

The change in strategy comes three months after Republic First’s board of directors received letters from activist investor Abbott Cooper of New York’s Driver Management Co. in late October and early November calling for the bank to shelve plans for a capital raise in favor of shrinking the balance sheet. He said raising capital now at the bank’s current valuation “to support undisciplined and ill-advised growth” would be a serious mistake and will dilute the value for existing shareholders if and when the bank sells.

Last month, Cooper announced his intention to nominate three independent board members to stand for election at the company’s annual meeting in the spring. Three of the eight Republic First board members are up for re-election this coming spring, including Hill.

Cooper, who tried unsuccessfully to ask a question during Thursday’s earnings call, seemed nonplussed by the bank’s 2021 performance. He said while Republic First (NASDAQ: FRBK) increased its earnings per share from 7 cents to 37 cents, he believes the bank is “not profitable enough to remain in business — they do not generate enough capital from earnings to support their growth, which is why tangible common equity to tangible assets (the most important capital ratio for holders of common stock) continues to decline and now sits at 4.88%, a precariously low level.”

Cooper said Republic First needs to keep raising capital because its fast-growth business model is not profitable enough to sustain itself.

“And if they can’t raise capital, they are dead in the water,” Cooper said. “The best thing for shareholders would be for [Republic First] to sell, which is really the only option they have at this point since I do not believe they can raise additional capital.”

During the earnings call, Hill did not dismiss out of hand a question regarding the possibility of partnering with another bank.

“We have to look at all the paths we might take,” Hill said. “We are focused on shareholder value over the long term, not just in one quarter or one year. As you know, our model is very different and distinct, and we have no plans to do anything in that area, but it's something we have to watch for.”

In a note to investors, analyst Frank Schiraldi of Piper Sandler acknowledged the bank’s change of plans regarding the capital raise, which was supposed to take place in the fourth quarter of 2021.

“While previously indicating a likely 4Q capital raise, management has suggested that timing of an offering is now under review pending market conditions, essentially seeking to limit dilution with shares trading under tangible book value,” Schiraldi said. “Management noted it will also consider 'alternative strategies' but we believe a common raise in 2022 is the most likely scenario, dependent of course upon the ongoing proxy contest. With that overhang continuing we reiterate our neutral rating on shares.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania Company (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Peter B. Bartholow, Pamela D. Bundy and Richard H. Sinkfield III.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 668,842 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 339,335 shares of Common Stock. As the investment advisor of certain managed accounts (the “Managed Accounts”), Driver Management may be deemed to beneficially own 310,575 shares of Common Stock (consisting of shares of Common Stock held in the Managed Accounts). Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity and held in the Managed Accounts. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity and held in the Managed Accounts. As of the date hereof, Mr. Bartholow directly beneficially owns 6,000 shares of Common Stock. As of the date hereof, Ms. Bundy directly beneficially owns 10,000 shares of Common Stock. As of the date hereof, Mr. Sinkfield directly beneficially owns 2,932 shares of Common Stock.